                                                                     Exhibit 4.1



                            THE KROLL-O'GARA COMPANY
                     (FORMERLY KNOWN AS THE O'GARA COMPANY)

                           ---------------------------
                              AMENDED AND RESTATED
                             NOTE PURCHASE AGREEMENT
                           ---------------------------


                           DATED AS OF MARCH 30, 2001



                    $35,000,000 SENIOR NOTES DUE MAY 31, 2003

                                TABLE OF CONTENTS

                                                                                                                PAGE
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
1.       PRIOR ISSUANCE OF NOTES, ETC.............................................................................1


2.       REQUEST FOR CONSENT TO AMENDMENTS........................................................................1

         2.1.     Agreement and Consent of Current Holders to Amendment and Restatement; Restatement
                  Closing.........................................................................................1

3.       CONDITIONS TO THE EFFECTIVENESS OF THE AGREEMENT.........................................................2

         3.1.     Representations and Warranties..................................................................2
         3.2.     Performance; No Default.........................................................................2
         3.3.     Compliance Certificates.........................................................................2
         3.4.     Opinions of Counsel.............................................................................3
         3.5.     Amendments Permitted By Applicable Law, etc.....................................................3
         3.6.     Payment of Special Counsel Fees.................................................................3
         3.7.     Private Placement Number........................................................................3
         3.8.     Changes in Corporate Structure; Sale of Assets..................................................3
         3.9.     Bank Loan Agreement.............................................................................3
         3.10.    Guaranty Agreement..............................................................................4
         3.11.    Collateral; Collateral Agency and Intercreditor Agreement.......................................4
         3.12.    Other Agreements................................................................................4
         3.13.    Proceedings and Documents.......................................................................4

4.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................................................4

         4.1.     Organization; Power and Authority...............................................................4
         4.2.     Authorization, etc..............................................................................5
         4.3.     Disclosure......................................................................................5
         4.4.     Organization and Ownership of Shares of Subsidiaries; Affiliates................................5
         4.5.     Financial Statements............................................................................6
         4.6.     Compliance with Laws, Other Instruments, etc....................................................6
         4.7.     Governmental Authorizations, etc................................................................6
         4.8.     Litigation; Observance of Agreements, Statutes and Orders.......................................7
         4.9.     Taxes...........................................................................................7
         4.10.    Title to Property; Leases.......................................................................7
         4.11.    Licenses, Permits, etc..........................................................................7
         4.12.    Compliance with ERISA...........................................................................8
         4.13.    Margin Regulations..............................................................................8
         4.14.    Existing Debt; Future Liens.....................................................................8
         4.15.    Foreign Assets Control Regulations, etc.........................................................9
         4.16.    Status under Certain Statutes...................................................................9
         4.17.    Environmental Matters...........................................................................9
         4.18.    No Amendment Fees...............................................................................9
         4.19.    Bank Loan Agreement............................................................................10

5.       INFORMATION AS TO COMPANY...............................................................................10

         5.1.     Financial and Business Information.............................................................10

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


                          TABLE OF CONTENTS (CONT'D.)

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         5.2.     Officer's Certificate..........................................................................12
         5.3.     Inspection.....................................................................................13

6.       PAYMENT OF THE NOTES....................................................................................13

         6.1.     Required Pro Rata Payments.....................................................................13
         6.2.     Optional Prepayments...........................................................................14
         6.3.     Allocation of Partial Prepayments..............................................................14
         6.4.     Maturity; Surrender, etc.......................................................................14
         6.5.     Bank Facility Repayment Put....................................................................14
         6.6.     No Other Optional Prepayments or Purchase of Notes.............................................16

7.       AFFIRMATIVE COVENANTS...................................................................................16

         7.1.     Books, Records and Access to the Collateral....................................................16
         7.2.     Auditor's Letters, Etc.........................................................................16
         7.3.     Taxes..........................................................................................17
         7.4.     Operations.....................................................................................17
         7.5.     Corporate Existence, Etc.......................................................................17
         7.6.     Maintenance of Office..........................................................................17
         7.7.     Insurance......................................................................................17
         7.8.     Guaranty Agreement.............................................................................17
         7.9.     Compliance with Laws...........................................................................18
         7.10.    Environmental Violations.......................................................................18
         7.11.    ERISA Compliance...............................................................................18
         7.12.    Sale and Leaseback.............................................................................19
         7.13.    Waivers........................................................................................19
         7.14.    Business Names and Locations; Location of Collateral...........................................19
         7.15.    Acquisition of Assets..........................................................................19

8.       NEGATIVE COVENANTS......................................................................................19

         8.1.     Debt...........................................................................................19
         8.2.     Acquisitions...................................................................................19
         8.3.     Liens..........................................................................................20
         8.4.     Guarantees.....................................................................................20
         8.5.     Interest Coverage Ratio........................................................................20
         8.6.     Net Worth Maintenance..........................................................................20
         8.7.     Minimum EBITDA.................................................................................20
         8.8.     Capital Expenditures...........................................................................20
         8.9.     Funded Debt....................................................................................20
         8.10.    Cash Balances Held by Subsidiaries.............................................................21
         8.11.    Redemptions....................................................................................21
         8.12.    Investments....................................................................................21
         8.13.    Merger or Acquisition..........................................................................23
         8.14.    Advances and Loans.............................................................................23
         8.15.    Subsidiaries...................................................................................23
         8.16.    Transactions with Affiliates...................................................................23
         8.17.    Bank Loan Agreement............................................................................23
         8.18.    Amendment Fees.................................................................................23

                          TABLE OF CONTENTS (CONT'D.)

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         8.19.    Sale of Business/Assets........................................................................23
         8.20.    Asset Sale Proceeds............................................................................23
         8.21.    Dividends......................................................................................24
         8.22.    Post-Closing Matters...........................................................................24
         8.23.    Intercreditor Agreement........................................................................24

9.       EVENTS OF DEFAULT.......................................................................................24

         9.1.     Non-Payment....................................................................................24
         9.2.     Covenants......................................................................................24
         9.3.     Representations and Warranties.................................................................25
         9.4.     Obligations....................................................................................25
         9.5.     Bankruptcy, etc................................................................................25
         9.6.     Execution, Attachment, Etc.....................................................................25
         9.7.     Loss, Theft or Substantial Damage to the Collateral............................................25
         9.8.     Judgments......................................................................................26
         9.9.     Revocation of Guaranty.........................................................................26
         9.10.    Impairment of Security.........................................................................26
         9.11.    Other Debt Documents...........................................................................26
         9.12.    Other Debt.....................................................................................26
         9.13.    Material Adverse Change........................................................................27
         9.14.    Impairment of Position.........................................................................27
         9.15.    Depreciation of Collateral.....................................................................27
         9.16.    Collateral Agency and Intercreditor Agreement..................................................27

10.      REMEDIES ON DEFAULT, ETC................................................................................27

         10.1.    Acceleration...................................................................................27
         10.2.    Other Remedies.................................................................................28
         10.3.    Rescission.....................................................................................28
         10.4.    No Waivers or Election of Remedies, Expenses, etc..............................................28

11.      REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES...........................................................28

         11.1.    Registration of Notes..........................................................................28
         11.2.    Transfer and Exchange of Notes.................................................................29
         11.3.    Replacement of Notes...........................................................................29

12.      PAYMENTS ON NOTES.......................................................................................29

         12.1.    Place of Payment...............................................................................29
         12.2.    Home Office Payment............................................................................29

13.      EXPENSES, ETC...........................................................................................30

         13.1.    Transaction Expenses...........................................................................30
         13.2.    Survival.......................................................................................30

14.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT............................................30

                          TABLE OF CONTENTS (CONT'D.)

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15.      AMENDMENT AND WAIVER....................................................................................30

         15.1.    Requirements...................................................................................31
         15.2.    Solicitation of Holders of Notes...............................................................31
         15.3.    Binding Effect, etc............................................................................31
         15.4.    Notes held by Company, etc.....................................................................31

16.      NOTICES.................................................................................................31


17.      REPRODUCTION OF DOCUMENTS...............................................................................32


18.      CONFIDENTIAL INFORMATION................................................................................32


19.      MAINTENANCE OF MOST FAVORED LENDER STATUS...............................................................34


20.      MISCELLANEOUS...........................................................................................34

         20.1.    Successors and Assigns.........................................................................34
         20.2.    Payments Due on Non-Business Days; When Payments Deemed Received...............................34
         20.3.    Severability...................................................................................34
         20.4.    Construction...................................................................................35
         20.5.    Counterparts...................................................................................35
         20.6.    Governing Law..................................................................................35

                           TABLE OF CONTENTS (CONT'D.)


      SCHEDULE A                --   Information Relating to Purchasers

      SCHEDULE B                --   Defined Terms

      SCHEDULE 3.8              --   Changes in Corporate Structure

      SCHEDULE 4.3              --   Disclosure Materials

      SCHEDULE 4.4              --   Subsidiaries of the Company and Ownership of Subsidiary Stock

      SCHEDULE 4.8              --   Certain Litigation

      SCHEDULE 4.11             --   Patents, etc.

      SCHEDULE 4.14             --   Use of Proceeds

      SCHEDULE 7.14                  Business Addresses of the Company and each Subsidiary; Location of Collateral

      SCHEDULE 8.12(a)               Certain Investments

      SCHEDULE 8.22                  Post-Closing Items

      SCHEDULE 9.13                  Financial Statements

      EXHIBIT 1                 --   Form of Senior Note due May 31, 2003

      EXHIBIT 3.3(a)            --   Form of Company Officer's Certificate

      EXHIBIT 3.3(b)            --   Form of Company Secretary's Certificate

      EXHIBIT 3.3(c)            --   Form of Guarantor Secretary's Certificate

      EXHIBIT 3.4(a)            --   Form of Opinion of Counsel for the Company and the Guarantors

      EXHIBIT 3.4(b)            --   Form of Opinion of Special Counsel for the Noteholders

      EXHIBIT 3.10              --   Form of Guaranty Agreement

      EXHIBIT 3.11              --   Form of Collateral Agency and Intercreditor Agreement

                            THE KROLL-O'GARA COMPANY
                               9113 LESAINT DRIVE
                              FAIRFIELD, OHIO 45014

                                                      Dated as of March 30, 2001

To the Person Named on
the Signature Page Hereto

Ladies and Gentlemen:

         THE KROLL-O'GARA COMPANY, formerly known as The O'Gara Company, an Ohio corporation (together with its successors and assigns, the "COMPANY"), agrees with you as follows:

1.       PRIOR ISSUANCE OF NOTES, ETC.

         The Company issued and sold thirty-five million dollars ($35,000,000) in aggregate principal amount of its Senior Notes due May 30, 2004 (the "EXISTING NOTES" and as amended by this Agreement, the "NOTES") pursuant to the separate Note Purchase Agreements, each dated as of May 30, 1997, between the Company and the purchasers named in Schedule A thereto (the "ORIGINAL NOTE PURCHASE AGREEMENTS", as in effect immediately prior to giving effect to the amendment and restatement provided for by this Agreement, the "EXISTING NOTE PURCHASE AGREEMENTS"). The entire original aggregate principal amount of the Notes currently remains outstanding. The register kept by the Company for the registration and transfer of the Notes indicates that each of the Persons named in SCHEDULE A hereto (collectively, the "CURRENT HOLDERS") is as of the Restatement Date a holder of each of the aggregate principal amount of the Senior Notes indicated in such Schedule.

2.       REQUEST FOR CONSENT TO AMENDMENTS

         2.1. AGREEMENT AND CONSENT OF CURRENT HOLDERS TO AMENDMENT AND RESTATEMENT; RESTATEMENT CLOSING.

              (a) AGREEMENT AND CONSENT. Subject to the satisfaction of the conditions set forth in Section 3, you agree, by execution of this Agreement, that:

                  (i) the Existing Note Purchase Agreement is hereby amended and restated in the form of this Agreement; and

                  (ii) The form of Note attached to the Existing Note Purchase Agreements as Exhibit 1 is hereby amended and restated in the form attached hereto as EXHIBIT 1. The existing Notes outstanding on the Restatement Date are hereby, without any further action required on the part of any other Person, deemed to be automatically amended and restated to conform to and have the terms provided in the form attached hereto as EXHIBIT 1 (except that the principal amount and the payee of each Note shall remain unchanged). Upon request of any Current Holder or the Company, the Company shall deliver a new Note, as amended and restated in the form attached hereto as EXHIBIT 1, against surrender of the related Existing Note.

                (b) RESTATEMENT DATE. Subject to the satisfaction of the conditions set forth in Section 3, the closing (the
         "RESTATEMENT CLOSING") of the transactions contemplated by this Agreement will be held contemporaneously with the execution and delivery of this Agreement (the "RESTATEMENT DATE") at the office of Bingham Dana LLP, One State Street, Hartford, Connecticut 06103.

                (c) OTHER CURRENT HOLDERS. Contemporaneously with the execution and delivery hereof, the Company is entering into a separate Amended and Restated Note Purchase Agreement identical (except for the name, address and signature of the Current Holder) hereto (this Agreement and such other separate Amended and Restated Note Purchase Agreements, collectively, as may be amended from time to time, the "NOTE PURCHASE AGREEMENTS") with each other Current Holder.

3.       CONDITIONS TO THE EFFECTIVENESS OF THE AGREEMENT

         This Agreement shall become effective, if at all, at such time as all of the Current Holders shall have indicated their written consent to this Agreement by executing and delivering the applicable counterparts of this Agreement. It is understood that any Current Holder may withhold its consent for any reason or for no reason, and that, without limitation of the foregoing, any Current Holder hereby makes the granting of its consent contingent upon delivery to it of the following:

         3.1.     REPRESENTATIONS AND WARRANTIES.

         The representations and warranties of the Obligors in the Financing Documents shall be correct when made and as of the Restatement Date.

         3.2.     PERFORMANCE; NO DEFAULT.

         Each Obligor shall have performed and complied with all agreements and conditions contained in the Financing Documents required to be performed or complied with by it prior to or upon the Restatement Date and after giving effect to this Agreement no Default or Event of Default shall have occurred and be continuing.

         3.3.     COMPLIANCE CERTIFICATES.

                  (a) COMPANY OFFICER'S CERTIFICATE. The Company shall have delivered to you an Officer's Certificate, substantially in the form set out in EXHIBIT 3.3(a), dated the Restatement Date, certifying that the conditions specified in Sections 3.1, 3.2, 3.6 and 3.8 have been fulfilled.

                  (b) COMPANY SECRETARY'S CERTIFICATE. The Company shall have delivered to you a certificate of its Secretary or one of its Assistant Secretaries, substantially in the form set out in EXHIBIT 3.3(b), dated the Restatement Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and the Note Purchase Agreements and the other Financing Documents to which it is a party.

                  (c) SECRETARY'S CERTIFICATE OF INITIAL GUARANTOR. Each of the Initial Guarantors (other than (a) Kroll Buchler Phillips, Ltd., (b) Kroll-O'Gara Crisis Management Group, Inc., (c) ITI Limited Partnership and (d) International Training, Incorporated) shall have delivered to you a certificate of its Secretary or one of its Assistant Secretaries, dated the Restatement Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Guaranty Agreement and the other Financing Documents to which it is a party (it is understood that secretary's certificates, including the attachments thereto listed above, for (a) Kroll Buchler Phillips, Ltd., (b) Kroll-O'Gara Crisis Management

         Group, Inc., (c) ITI Limited Partnership and (d) International Training, Incorporated, will be delivered in accordance with the provisions of Section 8.22).

         3.4.     OPINIONS OF COUNSEL.

         You shall have received opinions in form and substance satisfactory to you, dated the Restatement Date,

                  (a) from Taft, Stettinius & Hollister, counsel for the Company and the Initial Guarantors, substantially in the form set out in
         EXHIBIT 3.4(a) and covering, together with one or more other counsel acceptable to you, such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs such counsel to deliver such opinion to you), and

                  (b) from Bingham Dana LLP, your special counsel in connection with such transactions in form and substance reasonably satisfactory to you.

         3.5.     AMENDMENTS PERMITTED BY APPLICABLE LAW, ETC.

         On the Restatement Date the amendment and restatement of the Notes and this Agreement shall (a) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System) and (c) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date of your execution and delivery of this Agreement. If requested by you, you shall have received an Officer's Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted. 3.6. PAYMENT OF SPECIAL COUNSEL FEES.

         Without limiting the provisions of Section 13.1, the Company shall have paid on or before the Restatement Closing the fees, charges and disbursements of your special counsel referred to in Section 3.4(b) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Restatement Date.

         3.7.     PRIVATE PLACEMENT NUMBER.

         A Private Placement Number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

         3.8.     CHANGES IN CORPORATE STRUCTURE; SALE OF ASSETS.

         Except as specified in SCHEDULE 3.8, neither the Company nor any of its Subsidiaries shall have changed its jurisdiction of incorporation, been a party to any merger or consolidation, succeeded to all or any substantial part of the liabilities of any other entity or repaid any Debt held by the Bank with the proceeds of the sale of any assets (other than inventory sold in the ordinary course of business) at any time following the date of the most recent financial statements delivered to you pursuant to the provisions of the Existing Note Purchase Agreements.

         3.9.     BANK LOAN AGREEMENT.

         The Company and the Bank shall have entered into the Bank Loan Agreement, in form and substance satisfactory to you, and the Company shall have delivered to you copies of the Bank Loan Agreement and each other document executed in connection therewith requested by you, certified as true and correct by a Responsible Officer.

         3.10.    GUARANTY AGREEMENT.

         You shall have received a counterpart of the Guaranty Agreement, duly executed and delivered by the Initial Guarantors, substantially in the form of
EXHIBIT 3.10 (as amended or supplemented from time to time, the "GUARANTY AGREEMENT"), and the Guaranty Agreement shall be in full force and effect.

         3.11.    COLLATERAL; COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT.

                  (a) The Company, each of the Initial Guarantors and the Collateral Agent shall have executed and delivered each of the security agreements, mortgages, pledge agreements, financing statements and other documents and instruments contemplated by Section 9.1 of the Bank Loan Agreement and counterparts of each of such documents and instruments together with a true and correct copy of the Closing Memo (as defined in the Bank Loan Agreement) shall have been delivered to your special counsel.

                  (b) KeyBank National Association, you and the other Current Holders shall have executed and delivered (and the Obligors shall have executed and delivered the consent and agreement thereto) the Collateral Agency and Intercreditor Agreement, substantially in the form of EXHIBIT 3.11 (as amended from time to time, the "COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT"), and the Collateral Agency and Intercreditor Agreement shall be in full force and effect.

         3.12.    OTHER AGREEMENTS

         None of the other Current Holders shall have withheld its consent to this Agreement and the other Agreements having become effective.

         3.13.    PROCEEDINGS AND DOCUMENTS.

         All corporate and other proceedings in connection with the transactions contemplated by the Financing Documents and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

4.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         To induce you to enter into this Agreement, the Company warrants and represents as follows (it being agreed, however, that nothing in this Section 4 shall affect any of the warranties and representations previously made by the Company in or pursuant to the Existing Note Purchase Agreements, and that all of such other warranties and representations, as well as the warranties and representations in this Section 4, shall survive the effectiveness of this Agreement):

         4.1.     ORGANIZATION; POWER AND AUTHORITY.

         The Company and each other Obligor is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, and is duly qualified as a foreign corporation or other entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor has the corporate or other organizational power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Financing Documents to which it is a party and to perform the provisions thereof.

         4.2.     AUTHORIZATION, ETC.

         The Financing Documents have been duly authorized by all necessary corporate or other organizational action on the part of the Obligors, and each Financing Document constitutes, and upon execution and delivery thereof will constitute, a legal, valid and binding obligation of each Obligor party thereto enforceable against each such Obligor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) applicable laws of a country (other than the United States of America) with respect to any of the Obligors which are organized under the laws of such country. Notwithstanding the foregoing, the Company has no reason to believe the Financing Documents executed or delivered by any such Obligor organized in any such country are not so duly authorized.

         4.3.     DISCLOSURE.

         Except as disclosed in SCHEDULE 4.3, and except with respect to projections and other information relating to future performance, future financial condition, future business operations and the like (collectively, "FUTURE-ORIENTED INFORMATION"), the Financing Documents, the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements and other certificates and other writings delivered to you pursuant to the provisions of the Existing Note Purchase Agreements, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. All Future-Oriented Information contained in such documents, certificates or other writings are based on reasonable assumptions, were prepared by the Company in good faith, and represent the Company's good faith estimate of the future results set forth therein. Except as expressly described in SCHEDULE 4.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements delivered to you pursuant to the provisions of the Existing Note Purchase Agreements, since December 31, 2000 there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

         4.4.     ORGANIZATION AND OWNERSHIP OF SHARES OF SUBSIDIARIES;
                  AFFILIATES.

                  (a) SCHEDULE 4.4 contains (except as noted therein) complete and correct lists of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its Capital Stock outstanding owned by the Company and each other Subsidiary.

                  (b) Neither the Company nor any of its Subsidiaries has any Material business relationship with any Affiliate that is not a Subsidiary.

                  (c) All of the outstanding shares of Capital Stock of each Subsidiary shown in SCHEDULE 4.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in SCHEDULE 4.4).

                  (d) Each Subsidiary identified in SCHEDULE 4.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (to the extent that the concept of good standing is recognized in such jurisdiction), and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law (to the extent that the concept of good standing is recognized in such jurisdiction), other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Financing Documents to which it is or is to be a party and to perform the provisions thereof.

                  (e) No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the Bank Loan Agreement, the agreements listed in SCHEDULE 4.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of Capital Stock of such Subsidiary.

         4.5.     FINANCIAL STATEMENTS.

         All of the financial statements (including in each case the related schedules and notes) delivered to you pursuant to the provisions of the Existing Note Purchase Agreements fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified therein and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and the absence of footnotes).

         4.6.     COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC.

         The execution, delivery and performance by the Obligors of the Financing Documents will not

                  (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, code of regulations or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected,

                  (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary, or

                  (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

         4.7.     GOVERNMENTAL AUTHORIZATIONS, ETC.

         No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Obligors of any of the Financing Documents.

         4.8.     LITIGATION; OBSERVANCE OF AGREEMENTS, STATUTES AND ORDERS.

                  (a) Except as disclosed in SCHEDULE 4.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                  (b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         4.9.     TAXES.

         The Company and its Subsidiaries have filed or has obtained extensions for the filing of all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (x) the amount of which is not individually or in the aggregate Material or (y) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Company and its Subsidiaries have been paid for all fiscal years up to and including the fiscal year ended December 31, 1999.

         4.10.    TITLE TO PROPERTY; LEASES.

         The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 4.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

         4.11.    LICENSES, PERMITS, ETC.

         Except as disclosed in SCHEDULE 4.11,

                  (a) the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

                  (b) to the best knowledge of the Company, no product or practice of the Company or any Subsidiary infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

                  (c) to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

         4.12.    COMPLIANCE WITH ERISA.

                  (a) The only ERISA retirement plans maintained by the Company are a defined contribution profit-sharing plan with a Code ss.401(k) feature (the "RETIREMENT PLAN") and a flexible spending plan. Each of the Retirement Plan and such flexible spending plan meets the requirements for qualification under Code ss.401 and any related trust in respect of such Retirement Plan or such flexible spending plan is exempt from taxation under Code ss.501(a). The Internal Revenue Service has issued a favorable determination letter with respect to the tax qualified status of the Retirement Plan and has not taken any action to revoke such letter. The Company has performed all material obligations required to be performed by it under the Retirement Plan and such flexible spending plan and is in substantial compliance with the requirements prescribed by any and all statutes or regulations applicable to the Retirement Plan and such flexible spending plan. There are no suits or material disputed claims pending against the Retirement Plan and such flexible spending plan. As of the date of Restatement Closing, the Company has made all required employer contributions (salary deferrals, matching contributions or other employer contributions) to the Retirement Plan and such flexible spending plan.

                  (b) Neither the Company nor any ERISA Affiliate has ever been an employer required to contribute to any Multiemployer Plan.

                  (c) The expected postretirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

                  (d) The execution and delivery of the Financing Documents and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.

         4.13.    MARGIN REGULATIONS.

         Margin stock does not constitute more than 1% of consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 1% of Consolidated Assets. As used in this Section, the term "MARGIN STOCK" shall have the meaning assigned to it in Regulation U. 4.14. EXISTING DEBT; FUTURE LIENS.

                  (a) Except as described therein, SCHEDULE 4.14 sets forth a complete and correct list of all outstanding Debt of the Company and its Subsidiaries as of the date of the Restatement Closing, after giving effect to the transactions to occur on such date (and specifying, as to each issue of Debt, the collateral, if any, securing such Debt). Neither the Company nor any Subsidiary is in default, and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Subsidiary and no event or condition exists with respect to any Debt of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

                  (b) Except as disclosed in SCHEDULE 4.14, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by the terms of this Agreement.

         4.15.    FOREIGN ASSETS CONTROL REGULATIONS, ETC.

         The execution and delivery of the Financing Documents and the consummation of the transactions contemplated by this Agreement will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

         4.16.    STATUS UNDER CERTAIN STATUTES.

         Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Transportation Acts (49 U.S.C.), as amended, or the Federal Power Act, as amended.

         4.17.    ENVIRONMENTAL MATTERS.

         Neither the Company nor any Subsidiary has knowledge of any claim, or has received any notice of any claim, or of any proceeding which has been instituted raising any claim, against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to you in writing,

                  (a) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

                  (b) neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

                  (c) all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

4.18.    NO AMENDMENT FEES.

         Except for the Commitment Fee set forth in Section 3.1.4 of the Bank Loan Agreement, neither the Company nor any Subsidiary has paid, or incurred any liability to pay any fee or other direct or indirect compensation to the Bank or any Affiliate thereof in connection with the transactions contemplated by this Agreement or the Bank Loan Agreement, as of the Restatement Date.

         4.19.    BANK LOAN AGREEMENT.

         The Company has delivered you a true and correct copy of the Bank Loan Agreement as in effect on the Restatement Date certified as such by a Senior Financial Officer.

5.       INFORMATION AS TO COMPANY.

         5.1.     FINANCIAL AND BUSINESS INFORMATION.

         The Company shall deliver to each holder of Notes that is an Institutional Investor:

                  (a) QUARTERLY STATEMENTS -- within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

                           (i) a consolidated and consolidating balance sheet of
                  the Company and its Subsidiaries as at the end of such quarter, and

                           (ii) consolidated and consolidating statements of
                  operations and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the consolidated and consolidating financial position of the companies being reported on and their consolidated and consolidating results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 5.1(a) with respect to delivery of said consolidated statements;

                  (b) ANNUAL STATEMENTS -- within 105 days after the end of each fiscal year of the Company, duplicate copies of,

                           (i) a consolidated balance sheet of the Company and
                  its Subsidiaries as at the end of such year, and

                           (ii) consolidated statements of operations,
                  shareholders' equity and cash flows of the Company and its Subsidiaries for such year,

         setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

                           (A) an opinion thereon of independent certified
                  public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the companies being reported upon and their consolidated results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

                           (B) a certificate of such accountants stating that
                  they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), provided that the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountants' certificate described in clause (B) above, shall be deemed to satisfy the requirements of this Section 5.1(b);

                  (c) SEC AND OTHER REPORTS -- promptly upon their becoming available, one copy of (i) each financial statement, report (including, without limitation, the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act), notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material (it being understood that such press releases and other statements may be delivered by telecopier only);

                  (d) NOTICE OF DEFAULT OR EVENT OF DEFAULT -- promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in
         Section 9.13, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

                  (e) ERISA MATTERS -- promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

                           (i) with respect to any Plan, any reportable event,
                  as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date of the Restatement Closing; or

                           (ii) the taking by the PBGC of steps to institute, or
                  the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

                           (iii) any event, transaction or condition that could
                  result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

                  (f) NOTICES FROM GOVERNMENTAL AUTHORITY -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

                  (g) ACTIONS, PROCEEDINGS -- promptly after a Responsible Officer becomes aware of the commencement thereof, notice of any action or proceeding relating to the Company or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

                  (h) WORKING CAPITAL FACILITY AGREEMENT -- except to the extent delivered pursuant to the terms of this Agreement, all documents, instruments and other writings delivered to any one or more lenders under the Working Capital Facility Agreement at the time so delivered to such lender or lenders; and

                  (i) REQUESTED INFORMATION -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Obligors to perform their obligations under the Financing Documents as from time to time may be reasonably requested by any such holder of Notes, or such information regarding the Company required to satisfy the requirements of 17 C.F.R. ss.230.144A, as amended from time to time, in connection with any contemplated transfer of the Notes.

         5.2.     OFFICER'S CERTIFICATE.

         Each set of financial statements delivered to a holder of Notes pursuant to Section 5.1(a) or Section 5.1(b) shall be accompanied by a certificate of a Senior Financial Officer (executed in his capacity as an officer of the Company, and not personally) setting forth:

                  (a) COVENANT COMPLIANCE -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 8.1 and Section 8.5 through
         Section 8.9 inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

                  (b) EVENT OF DEFAULT -- a statement that such officer has reviewed the relevant terms of the Financing Documents and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review has not disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

         5.3.     INSPECTION.

         The Company shall permit the representatives of each holder of Notes (at the expense of the Company) to visit and inspect any of the properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (former and present) (and by this provision the Company authorizes all such accountants to discuss the finances and affairs of the Company and the Subsidiaries), all at such reasonable times and as often as may be reasonably requested.

6.       PAYMENT OF THE NOTES.

         6.1.     REQUIRED PRO RATA PAYMENTS.

                  (a) The Company will prepay, and there shall become due and payable on each of the dates set forth on the table below an aggregate principal amount of Notes next to such date on such table. Such prepayment will be made together with interest on the principal amount so prepaid accrued to the date of prepayment:

                  DATE                                    AMOUNT
                  ----                                    ------

                  June 30, 2001                           $864,200

                  September 30, 2001                      $864,200

                  December 31, 2001                       $1,296,300

                  March 31, 2002                          $1,296,300

                  (b) To the extent at any time after the Restatement Date there shall occur a Bank Reduction Date (other than a Bank Reduction Date which shall have occurred by operation of Section 3.1.1 of the Bank Loan Agreement, as in effect on the Restatement Date), the Company will prepay, and there shall be due and payable, on each such Bank Reduction Date, a principal amount of Notes equal to the Pro Rata Amount in respect of such Bank Reduction Date. Such payment shall be paid together with interest on the principal amount so prepaid accrued to the date of such prepayment. As used herein the term "BANK REDUCTION DATE" means each date after the Restatement Date on which, by the terms of the Bank Loan Agreement or otherwise, the amount which the Company is permitted to borrow or secure with letters of credit (other than the Alternate Letter of Credit) under the Bank Loan Agreement shall have been reduced, whether or not such reduction shall have resulted in a repayment of loans. As used herein the term "PRO RATA AMOUNT" means, in respect of any Bank Reduction Date, an amount equal to the product of
         (i) the outstanding principal amount of the Notes immediately prior to such Bank Reduction Date TIMES (ii) a fraction, the numerator of which is the amount of the reduction in amounts permitted to be borrowed, or secured by letters of credit (other than the Alternate Letter of Credit), under the Bank Loan Agreement on such Bank Reduction Date and the denominator of which is the maximum amount the Company was permitted to borrow and secure with letters of credit (other than the Alternate Letter of Credit), under the Bank Loan Agreement immediately prior to such reduction.

         6.2.     OPTIONAL PREPAYMENTS.

         The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes (but if in part, in an amount not less than $1,000,000 or such lesser amount as shall then be outstanding), at 100% of the principal amount so prepaid. The Company will give each holder of Notes written notice of each optional prepayment under this
Section 6.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such prepayment date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 6.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

         6.3.     ALLOCATION OF PARTIAL PREPAYMENTS.

         In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

         6.4.     MATURITY; SURRENDER, ETC.

         In the case of each prepayment of Notes pursuant to this Section 6, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

         6.5.     BANK FACILITY REPAYMENT PUT.

                  (a) NOTICE OF BANK FACILITY REPAYMENT EVENT. The Company will, within two (2) Business Days after any Responsible Officer has knowledge of the occurrence of any Bank Facility Repayment Event, give written notice of such Bank Facility Repayment Event to each holder of Notes unless notice in respect of such Bank Facility Repayment Event shall have been given pursuant to subparagraph (b) of this Section 6.5 or such Bank Facility Repayment Event falls on May 13, 2002.

                  (b) CONDITION TO BANK FACILITY REPAYMENT. The Company will not take any action that consummates or finalizes a Bank Facility Repayment (the date of such Bank Facility Repayment herein referred to as the "BANK FACILITY REPAYMENT DATE") unless (i) at least ten (10) Business Days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in subparagraph (c) of this Section 6.5, accompanied by the certificate described in subparagraph (f) of this Section 6.5, and (ii) contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 6.5.

                  (c) OFFER TO PREPAY NOTES. The offer to prepay Notes contemplated by subparagraph (b) of this Section 6.5 shall be an offer to prepay, in accordance with and subject to this Section 6.5, all, but not less than all, the Notes held by each holder (in this case only, "holder" in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date, not later than the Bank Facility Repayment Date, specified in such offer (the "PROPOSED PREPAYMENT DATE").

                  (d) ACCEPTANCE. A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 6.5 by causing a notice of such acceptance or rejection to be delivered to the Company at least three (3) Business Days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 6.5 shall be deemed to constitute an acceptance of such offer by such holder.

                  (e) PREPAYMENT. Prepayment of the Notes to be prepaid pursuant to this Section 6.5 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment. The prepayment shall be made on the Proposed Prepayment Date.

                  (f) OFFICER'S CERTIFICATE. Each offer to prepay the Notes pursuant to this Section 6.5 shall be accompanied by a certificate, executed by a Senior Financial Officer and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 6.5; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 6.5 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Bank Facility Repayment.

                  (g) "BANK FACILITY REPAYMENT" DEFINED. "BANK FACILITY REPAYMENT" means the earlier to occur of (a) the repayment in full at or prior to the maturity thereof of the outstanding loans under the Bank Loan Agreement or (b) May 31, 2002; PROVIDED, if the Company shall have satisfied the Renewal Condition on or prior to May 31,2002, Bank Facility Repayment shall occur on the first day after May 31, 2002 on which the loans outstanding under the Working Capital Facility Agreement have been paid in full or the Company is no longer permitted to borrow thereunder.

                  (h) "BANK FACILITY REPAYMENT EVENT" DEFINED. "BANK FACILITY REPAYMENT EVENT" means:

                           (i) the execution by the Company or any of its
                  Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Bank Facility Repayment,

                           (ii) the execution or delivery of any written
                  agreement which, when fully performed by the parties thereto, would result in a Bank Facility Repayment, or

                           (iii) if neither condition specified in clause (i) or
                  clause (ii) above has occurred prior to May 13, 2002, the close of business on May 13, 2002.

                  (i) "RENEWAL CONDITION" DEFINED. "RENEWAL CONDITION" means the extension of the maturity of the Bank Loan Agreement to a date which is, or the entering into a Working Capital Facility Agreement (replacing the Bank Loan Agreement) which has a maturity date which is, on or after May 31, 2003 so long as the terms and conditions of the Bank Loan Agreement or such Working Capital Facility Agreement (including, without limitation, amount of loans and letters of credit available thereunder, interest rate, fees and other compensation payable, required payments, financial and other covenants, events of default and other material provisions) are the same as those set forth in the Bank Loan Agreement, as in effect on the Restatement Date, or the Bank Loan Agreement, as amended after the Restatement Date, so long as the Required Holders shall have granted their written consent to such amendments. So long as the Bank Loan

         Agreement or such Working Capital Facility Agreement provides that no principal payment thereunder (other than ordinary course repayments of amounts that are permitted to be reborrowed) may be made without a pro rata (based on the outstanding amounts) principal payment being made on the Notes, the terms thereof in respect of principal payments shall be deemed to be the same as those set forth in the Bank Loan Agreement prior to such existence of the maturity of the Bank Loan Agreement or the entering into such Working Capital Facility Agreement replacing the Bank Loan Agreement.

         6.6.     NO OTHER OPTIONAL PREPAYMENTS OR PURCHASE OF NOTES.

         The Company will not, and will not permit any Affiliate to, prepay (whether directly or indirectly by purchase, redemption or other acquisition) any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Section 6. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Section 6 and no Notes may be issued in substitution or exchange for any such Notes.

7.       AFFIRMATIVE COVENANTS.

         The Company covenants that so long as any of the Notes are outstanding, it will and will cause each Subsidiary to:

         7.1.     BOOKS, RECORDS AND ACCESS TO THE COLLATERAL.

         Maintain proper books of account and other records and enter therein complete and accurate entries and records of all of its transactions and give representatives of the holders of Notes access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information as it may from time to time reasonably request; it will give each holder of Notes reasonable access to the Collateral for the purposes of examining the Collateral and verifying its existence; the Company and each Subsidiary will make available to each holder of Notes for examination copies of any reports, statements or returns which it may make to or file with any governmental department, bureau or agency, federal or state, and will furnish to each holder of Notes copies of any reports, statements or returns and exhibits thereto that the Company may make to or file with the Securities Exchange Commission; in addition, the Company and each Subsidiary will be available to each holder of Notes, or cause its officers or members, as applicable, to be available from time to time upon reasonable notice to discuss the status of the Notes, its respective business and any statements, records or documents furnished or made available to such holder in connection with this Agreement;

         7.2.     AUDITOR'S LETTERS, ETC.

         Furnish any letter, other than routine correspondence, directed to it by its auditors or independent accountants, relating to its financial statements, accounting procedures, financial condition, tax returns or the like since the date of the most recent of its Current Financial Statements to each holder of Notes;

         7.3.     TAXES.

         Pay and discharge when due all indebtedness and all taxes, assessments, charges, levies and other liabilities imposed upon it, its income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which it has set aside adequate reserves or made other adequate provision with respect thereto, but any such disputed item will be paid forthwith upon the commencement of any proceeding for the foreclosure of any lien which may have attached with respect thereto, unless the Company has set aside with the Collateral Agent cash reserves to cover the amount in dispute;

         7.4.     OPERATIONS.

         Continue its business operations in substantially the same manner as at present, except where such operations are rendered impossible by a fire, strike or other events beyond its control; keep its real and personal properties in good operating condition and repair; make all necessary and proper repairs, renewals, replacements, additions and improvements thereto and comply with the provisions of all leases to which it is party or under which it occupies or holds real or personal property so as to prevent any loss or forfeiture thereof or thereunder;

         7.5.     CORPORATE EXISTENCE, ETC.

         Subject to mergers, consolidations, transfers or leases of assets, and discontinuation of operations, as permitted by Sections 7.4 and 8.13 at all times preserve and keep in full force and effect its corporate existence and the corporate existence of each of its Subsidiaries (unless merged or liquidated into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect;

         7.6.     MAINTENANCE OF OFFICE.

         Maintain an office at the address of the Company as provided in Section 16 where notices, presentations and demands in respect hereof and the Notes may be made upon it; (such office will be maintained at such address until such time as the Company shall notify the holders of the Notes of any change of location of such office, which will in any event be located within the United States of America);

         7.7.     INSURANCE.

         Comply with the insurance requirements of the Security Documents; in addition, keep its respective insurable real and personal property insured with responsible insurance companies against loss or damage by fire, windstorm and other hazards which are commonly insured against in an extended coverage endorsement in an amount equal to not less than 80% of the insurable value thereof on a replacement cost basis and also maintain public liability insurance in a reasonable amount; schedules of all insurance will be submitted to any holder of Notes upon request; such schedules will contain a description of the risks covered, the amounts of insurance carried on each risk, the name of the insurer and the cost of such insurance; such schedules will be supplemented from time to time promptly to reflect any change in insurance coverage;

         7.8.     GUARANTY AGREEMENT.

         Cause each Subsidiary that at any time becomes liable in respect of any Guaranty of any of the obligations under the Working Capital Facility Agreement or of any related agreement, instrument or other document after the date of the Restatement Closing to become (simultaneously or prior to becoming liable in respect of such Guaranty of any of the obligations under the Working Capital Facility Agreement or such other related obligations) a

Guarantor under the Guaranty Agreement by executing and delivering to each holder of Notes a Joinder Agreement in the form attached to the Guaranty Agreement as Annex 2; each such Joinder Agreement shall be accompanied by copies of the constitutive documents of such Subsidiary and corporate resolutions (or equivalent) authorizing such transaction, in each case certified as true and correct by a Responsible Officer of the Company and an officer of such Subsidiary;

         7.9.     COMPLIANCE WITH LAWS.

         Comply in all material respects with all material laws and regulations applicable to it and to the operation of its business, including without limitation those relating to environmental and health matters, and do all things necessary to maintain, renew and keep in full force and effect all rights, permits, licenses, certificates, satisfactory clearances and franchises necessary to enable it to continue its business;

         7.10.    ENVIRONMENTAL VIOLATIONS.

                  (a) In the event that any hazardous or toxic substances, pollutants, contaminants, solid waste or hazardous waste, or petroleum are released (as that term is defined under Environmental Laws) at any real estate that it owns or occupies, or are otherwise found to be in, on, under or about any such real estate in violation of Environmental Laws or in excess of cleanup levels established under Environmental Laws, immediately will notify each holder of Notes in writing and will commence such action as may be required with respect to such items, including, but not limited to, removal and cleanup thereof, and deposit with each holder of Notes cash collateral, letter of credit, bond or other assurance of performance in form, substance and amount reasonably acceptable to the Required Holders to cover the cost of such action; upon request, the Company will provide each holder of Notes with updates on the status of the Company's actions to resolve or otherwise address such items;

                  (b) In the event the Company or any Subsidiary receives notice of an Environmental Claim from any governmental agency or other third party alleging a violation of or liability under Environmental Laws with respect to any real estate which it owns or occupies or the Company's or such Subsidiary's activities or operations at any such real estate, immediately notify each holder of Notes in writing and will commence such action as may be required with respect to such Environmental Claim; upon request, the Company will provide each holder of Notes with updates on the status of the Company's or such Subsidiary's actions to resolve or otherwise address such Environmental Claim;

         7.11.    ERISA COMPLIANCE.

         Comply in all material respects with the applicable provisions of ERISA and furnish to each holder of Notes: (i) as soon as possible, and in any event within 30 days after any officer of it or any ERISA Affiliate knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of it to the PBGC in an aggregate amount exceeding $25,000, a statement of a financial officer setting forth details as to such Reportable Event and the action that it proposes to take with respect thereto, together with a copy of the notice of such Reportable Event, if any, given to the PBGC,
(ii) promptly after receipt thereof, a copy of any notice it or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) or to appoint a trustee to administer any such Plan, (iii) within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of its financial officer setting forth details as to such failure and the action that it proposes to take with respect thereto together with a copy of any such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by the Company or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the

Company or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability in an amount exceeding $25,000, or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, both within the meaning of Title IV of ERISA, and which, in each case, is expected to result in an increase in annual contributions of it or an ERISA Affiliate to such Multiemployer Plan in an amount exceeding $25,000;

         7.12.    SALE AND LEASEBACK.

         Except as may be permitted by Section 8.19, not directly or indirectly enter into any arrangement to sell or transfer all or any part of its assets then owned by the Company or any Subsidiary and thereupon or within one year thereafter rent or lease any of the assets so sold or transferred;

         7.13.    WAIVERS.

         Unless the Company receives reasonably equivalent value in exchange therefor, not waive any right or rights of substantial value which, singly or in the aggregate, is or are material to its condition (financial or other), properties or business;

         7.14.    BUSINESS NAMES AND LOCATIONS; LOCATION OF COLLATERAL.

         Immediately notify each holder of Notes of any change in the name under which the Company or any Subsidiary conducts its respective business and, unless the Required Holders otherwise consent in writing, keep and maintain all of the Collateral supplied by the Company and each Subsidiary only at its respective addresses listed in SCHEDULE 7.14, keep its respective principal place of business at the address specified in SCHEDULE 7.14 and notify each holder of Notes immediately upon the opening or closing of any place from which the Company or any Subsidiary conducts business; and

         7.15.    ACQUISITION OF ASSETS.

         Not acquire any assets, real or personal, unless such assets are automatically covered by the existing Security Documents or within 10 days of such acquisition, the Company or Subsidiary, as applicable, delivers to the Collateral Agent a mortgage, pledge or security agreement to encumber such asset in favor of the Collateral Agent.

8.       NEGATIVE COVENANTS.

         From the date of execution of this Agreement until all of the Obligations have been fully paid, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly:

         8.1.     DEBT.

         Incur any Debt, other than: (1) subject to the provisions of Section 19(b), Loans and Letters of Credit pursuant to the terms of the Working Capital Facility Agreement; (2) open account obligations incurred in the ordinary course of business having maturities of less than 90 days; (3) the Notes; and (4) subject to the provisions of Section 19, additional Debt so long as after giving effect to such incurrence the aggregate outstanding amount of Debt incurred under Section 8.1(4) does not exceed One Million Dollars ($1,000,000) (for the purposes of this Section 8.1, any Person becoming a Subsidiary after the date hereof shall be deemed to have incurred all of its then outstanding Debt at the time it becomes a Subsidiary);

         8.2.     ACQUISITIONS.

         Acquire the stock or all or substantially all the assets of any other Persons or merge with any other Person, without the prior written consent of the Required Holders;

         8.3.     LIENS.

         Incur, create, assume, become or be liable in any way, or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets, now or hereafter owned, other than Permitted Liens; in addition, the Company will not permit any Subsidiary to incur Debt that is secured by any lien or encumbrance other than by Permitted Liens; in addition, the Company will not agree to or permit its Subsidiaries to agree to a negative pledge with respect to its assets except as provided in the Bank Loan Agreement (as in effect on the Restatement Date);

         8.4.     GUARANTEES.

         Other than guarantees of the obligations set forth in the Bank Loan Agreement, guarantees by the Company or any Guarantor of the obligations of the Company or any other Guarantor or guarantees of real estate rental obligations of any Subsidiary, guarantee, endorse or become contingently liable for the obligations of any person, firm or corporation, except in connection with the endorsement and deposit of checks in the ordinary course of business for collection or accounts payable incurred by Subsidiaries in the ordinary course of business;

         8.5.     INTEREST COVERAGE RATIO.

         Beginning March 31, 2001, permit the ratio of the Company's consolidated earnings before interest and taxes divided by its consolidated interest expenses to be less than 1.25 to 1.0, measured on each March 31, June 30, September 30 and December 31 that any Note remains outstanding, in each case based upon the results of operations for the three month period ended on such date;

         8.6.     NET WORTH MAINTENANCE.

         Fail to maintain at all times (a) a minimum consolidated Net Worth of not less than $110,000,000 as of the Restatement Date and as at the end of each quarter thereafter; and (b) Tangible Net Worth of at least $35,000,000;

         For purposes of this Agreement "TANGIBLE NET WORTH" means, at any time, the consolidated assets (other than intangible assets) of the Company and its Subsidiaries at such time MINUS the consolidated liabilities of the Company and its Subsidiaries at such time;

         8.7.     MINIMUM EBITDA.

         Permit consolidated earnings of the Company and its Subsidiaries before interest, taxes, depreciation and amortization for the fiscal quarter ending on March 31, 2001, and for each fiscal quarter thereafter as measured on each June 30, September 30, December 31 and March 31, to be less than $6,000,000.00;

         8.8.     CAPITAL EXPENDITURES.

         Effective as of the Restatement Date and thereafter, make capital expenditures or acquisitions (including the capitalized value of any leases), in the aggregate, which, when calculated in accordance with generally accepted accounting principles would exceed $8,000,000.00 in fiscal year 2001 and in any year thereafter; unexpended amounts from the prior fiscal year may not be carried forward to the next fiscal year;

         8.9.     FUNDED DEBT

         Permit consolidated Funded Debt to exceed $82,000,000 at any time;

         8.10.    CASH BALANCES HELD BY SUBSIDIARIES.

         Permit any Subsidiaries, other than OGHEAC and KAI, to hold cash balances for any reason other than to fund working capital and other general corporate purposes in the ordinary course; PROVIDED, HOWEVER, that the Company may, with the prior written consent of the Required Holders which will not be unreasonably withheld, permit any foreign subsidiary, created solely for the purpose of minimizing tax liability, to hold cash balances;

         8.11.    REDEMPTIONS.

         Purchase, retire, redeem or otherwise acquire for value, directly or indirectly, any shares of its capital stock now or hereafter outstanding, except as part of a stock option plan, a stock buy back plan or stock distribution plan that may be approved by the Board of Directors of the Company, SO LONG AS the aggregate value of all such purchases, retirements, redemptions or acquisitions pursuant to all such plans after the Restatement Date does not exceed One Million Dollars ($1,000,000);

         8.12.    INVESTMENTS.

         Make or permit to exist any Investment except:

                  (a) Property to be used in the ordinary course of business of the Company and any Subsidiary;

                  (b) Current assets arising from the sale or goods and services in the ordinary course of business of the Company and any Subsidiaries;

                  (c) Investments in one or more Subsidiaries or in any Person that concurrently with such Investment becomes a Subsidiary; PROVIDED that such Investments are in compliance with Section 8.10, above and as to an Investment in foreign subsidiaries (other than the Company or any Guarantor), such Investments do not exceed $1,000,000 in the aggregate in any fiscal year;

                  (d) Investments existing as of the Restatement Date and more particularly set forth in SCHEDULE 8.12(a) hereto;

                  (e) Investments in United States Governmental Securities; PROVIDED that such obligations mature within 365 days from the date of acquisition thereof;

                  (f) Investments in securities issued by Federal Farm Credit Bank, Federal National Mortgage Association, Federal Home Loan Mortgage Corp., Federal Home Loan Bank, Student Loan Marketing Association, and Tennessee Valley Authority; PROVIDED that such obligations mature within 365 days from the date of acquisition thereof;

                  (g) Investments in certificates of deposit, banker's acceptances or accounts issued or held by an Acceptable Bank; PROVIDED that such obligations mature within 365 days from the date of acquisition thereof;

                  (h) Investments of any Subsidiary whose business operations are in a jurisdiction other than the United States, United Kingdom, France or Canada in accounts held by a Non-Qualifying Bank, provided that the amount held in accounts by all Non-Qualifying Banks for the benefit of such Subsidiary will not exceed the amount of working capital required by such Subsidiary in the ordinary course of business;

                  (i) Investments in variable rate tax exempt bonds, notes or funds given either of the two highest ratings by a credit rating agency of recognized national standing, or if payment thereunder may be made by drawing on letters of credit issued by Acceptable Banks, so long as the investments in such bonds, notes or funds mature within one year of the date of acquisition thereof;

                  (j) Investments in commercial paper given either of the two highest ratings by a credit rating agency of recognized national standing and maturing not more than 270 days from the date of creation thereof;

                  (k) Investments in money market mutual funds that invest solely in so-called "money market" instruments maturing not more than one year after the acquisition thereof, which funds have assets in excess of $500,000,000; and

                  (l) Investments not otherwise included in Section 8.12(a) through 8.12(k); PROVIDED, that at the time any such investment is made and immediately after giving effect thereto, the aggregate amount of all such investments of the Company and Subsidiaries then held would not exceed 12.5% of consolidated Net Worth.

As used in this Section:

         "ACCEPTABLE BANK" means any bank or trust company (i) which is organized under the laws of the United States of America or any state thereof, the United Kingdom, France or Canada, (ii) which has capital, surplus and undivided profits aggregating at least $500,000,000 and (iii) whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the bank holding company owning all of the Capital Stock of such bank or trust company) shall have been given a rating of "A" or better by Standard and Poor's Ratings Group, "A2" or better by Moody's Investors Service, Inc. or an equivalent rating by any other credit rating agency of recognized national standing;

         "INVESTMENT" means any investment, made in cash or by delivery of property, by the Company or any Subsidiary in any Person, whether by acquisition, of capital stock, debt or other obligation or security, or by loan, guaranty, advance, capital contribution or otherwise;

         "NON-QUALIFYING BANK" means any bank or trust company, other than an Acceptable Bank, which has capital, surplus and undivided profits aggregating at least $100,000,000 (or the equivalent in a foreign currency);

         "UNITED STATES GOVERNMENTAL SECURITY" means any direct obligation of, or obligation guaranteed by, the United States of America, or any agency controlled or supervised by or acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States of America, so long as such obligation or guarantee shall have the benefit of the full faith and credit of the United States of America which shall have been pledged pursuant to authority granted by the Congress of the United States of America;

         8.13.    MERGER OR ACQUISITION.

         Except for mergers and acquisitions for which the Company is the surviving entity and are otherwise in compliance with Section 8.2, above, and do not result in a Default, merge or consolidate with or into any other entity or acquire all or substantially all the assets of any person, firm, partnership, joint venture or corporation;

         8.14.    ADVANCES AND LOANS.

         Except investments permitted by Section 8.12, above, lend money, give credit or make advances (other than advances not to exceed $10,000 for any one employee and other reasonable and ordinary advances to cover reasonable expenses of employees, such as travel expenses) to any person, firm, joint venture or corporation, including, without limitation, its Affiliates;

         8.15.    SUBSIDIARIES.

         Except for acquisitions in compliance with Section 8.2 above or investments in compliance with Section 8.12, above, acquire any Subsidiaries, create any Subsidiaries or enter into any partnership or joint venture agreements;

         8.16.    TRANSACTIONS WITH AFFILIATES.

         Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is otherwise permitted under this Agreement, is in the ordinary course of its business, and is on fair and reasonable terms no less favorable to it than it would obtain in a comparable arm's length transaction with a non-Affiliate;

         8.17.    BANK LOAN AGREEMENT.

         Take any action under this Agreement that could or would with the passage of time result in the occurrence of a Default or an Event of Default under the Bank Loan Agreement;

         8.18.    AMENDMENT FEES.

         Pay or otherwise incur, or permit any Subsidiary to pay or incur, any fee to the Bank or any Affiliate thereof (except for an unused commitment fee of 0.25% and regular interest charge in favor of the Bank as provided in the Bank Loan Agreement as in effect on the Restatement Date) in connection with the transactions contemplated by the Bank Loan Agreement;

         8.19.    SALE OF BUSINESS/ASSETS

         Enter into any transaction, or permit any Subsidiary to enter into any transaction, to merge, consolidate, sell, lease, transfer or otherwise dispose of Material assets of the Company or any such Subsidiary, or discontinue operations, or otherwise fail to preserve and keep in full force and effect its corporate existence and the corporate existence of each of its Subsidiaries, including all rights and franchises of the Company and its Subsidiaries, through the Restatement Date;

         8.20.    ASSET SALE PROCEEDS.

         Except for sales of inventory in the ordinary course of business, sell, lease or otherwise dispose of any assets which are not Material if the aggregate proceeds of, or Fair Market Value of the property subject to, such sale, lease or other disposition exceeds One Million Dollars ($1,000,000) or if the aggregate proceeds of all sales or other dispositions by the Company and its Subsidiaries after the Restatement Date plus the Fair Market Value of all the property of the Company and its Subsidiaries leased to other Persons after the Restatement Date exceeds Two Million Dollars ($2,000,000) in any calendar year, UNLESS the Required Holders shall have given their written consent to such transaction and contemporaneously with such transaction, the Company prepays, pursuant to the provisions of Section 6.2, an aggregate principal amount of Notes equal to the product of (a) the Fair Market Value of the consideration received in such transaction TIMES (b) a fraction, the numerator of which is the then outstanding principal amount of the Notes and the denominator of which is the sum of the numerator PLUS the then outstanding loans and letters of credit (other than the Alternate Letter of Credit) under the Working Capital Facility Agreement (to the extent the proceeds of any such sale lease or other disposition permitted under this Section 8.20 consisted of notes, chattel paper or other property, it is understood that such items will be and become subject to the liens and security interests of the Collateral Agent under the Security Documents);

         8.21.    DIVIDENDS.

         Permit the Company to declare or pay dividends of any kind (other than dividends payable solely in shares of its capital stock) on any shares of its capital stock now or hereafter outstanding or make any other distribution of cash or property to its shareholders or their family members; and

         8.22.    POST-CLOSING MATTERS.

         Fail to deliver to each holder of Notes the documents, in form and substance satisfactory to such holders of Notes, noted as post-closing items on
SCHEDULE 8.22 on or before the date specified on SCHEDULE 8.22; if all of such documents have not been delivered by the earlier of such date specified in
SCHEDULE 8.22 or May 15, 2001, then an Event of Default will be deemed to have occurred under this Agreement as of such date.

         8.23.    INTERCREDITOR AGREEMENT.

         Take any action under this Agreement that could or would with the passage of time result in the occurrence of a Default or Event of Default under the Collateral Agency and Intercreditor Agreement.

9.       EVENTS OF DEFAULT.

         An "EVENT OF DEFAULT" shall exist if any of the following conditions or events shall occur and be continuing:

         9.1.     NON-PAYMENT.

         The non-payment of any principal amount of any Note when due, whether by acceleration or at the date fixed for prepayment or otherwise, or the nonpayment of any interest upon any Note or any other amount due the holder of Notes pursuant to this Agreement within 5 days of when the same is due;

         9.2.     COVENANTS.

         The default in the due observance of any affirmative covenant or agreement to be kept or performed by the Company or any of its Subsidiaries under the terms of this Agreement or any of the Security Documents and the failure or inability of it to cure such default within 30 days of the occurrence thereof; provided that such 30 day grace period will not apply to: (a) any default which in the Required Holders' good faith determination is incapable of cure, (b) any default that has previously occurred, (c) any default in any negative covenants, or (d) any failure to maintain insurance or to permit inspection of the Collateral or of its books and records;

         9.3.     REPRESENTATIONS AND WARRANTIES.

         Any representation or warranty made by the Company or any of its Subsidiaries in this Agreement, in any of the Security Documents or in any report, certificate, opinion, financial statement or other document furnished in connection with the Obligations is false or erroneous in any material respect or any material breach thereof has been committed;

         9.4.     OBLIGATIONS.

         Except as provided in Sections 9.1, 9.2 and 9.3 above, the default by the Company or any of its Subsidiaries in the due observance of any covenant, negative covenant or agreement to be kept or performed by it under the terms of this Agreement, the Security Documents or any document now or in the future executed in connection with any of the Obligations and the lapse of any applicable cure period provided therein with respect to such default, or, if so defined therein, the occurrence of any Event of Default or Default (as such terms are defined therein);

         9.5.     BANKRUPTCY, ETC.

         The Company or any Subsidiary: (a) dissolves or is the subject of any dissolution, a winding up or liquidation; (b) makes a general assignment for the benefit of creditors; or (c) files or has filed against it a petition in bankruptcy, for a reorganization or an arrangement, or for a receiver, trustee or similar creditors' representative for its property or assets or any part thereof, or any other proceeding under any federal or state insolvency law, and if filed against it, the same has not been dismissed or discharged within 60 days thereof;

         9.6.     EXECUTION, ATTACHMENT, ETC.

         The commencement of any foreclosure proceedings, proceedings in aid of execution, attachment actions, levies against, or the filing by any taxing authority of a lien against the Company or any of its Subsidiaries or against any of the Collateral, except those liens being diligently contested in good faith which in the aggregate do not exceed $500,000;

         9.7.     LOSS, THEFT OR SUBSTANTIAL DAMAGE TO THE COLLATERAL.

         In addition to the rights of the Collateral Agent to deal with proceeds of insurance as provided in the Security Documents, the loss, theft or substantial damage to the Collateral if the result of such occurrence (singly or in the aggregate) is the failure or inability to resume substantially normal operation of the business of the Person who owns or uses such Collateral within 30 days of the date of such occurrence;

         9.8.     JUDGMENTS.

         Unless in the opinion of the Required Holders adequately insured or bonded, the entry of a final judgment for the payment of money involving more than $500,000 against the Company or any of its Subsidiaries and the failure by the Company or any of its Subsidiaries to discharge the same, or cause it to be discharged, within 10 days from the date of the order, decree or process under which or pursuant to which such judgment was entered, or to secure a stay of execution pending appeal of such judgment; the entry of one or more final monetary or non-monetary judgments or order which, singly or in the aggregate, does or could reasonably be expected to: (a) cause a material adverse change in the value of the Collateral or its condition (financial or otherwise), operations, properties or prospects, (b) have a material adverse effect on its ability to perform its obligations under this Agreement or the Security Documents, or (c) have a material adverse effect on the rights and remedies of the Current Holders under this Agreement, the Notes or any Security Document;

         9.9.     REVOCATION OF GUARANTY.

         The revocation or attempted revocation or limitation in whole or in part of any Guaranty of the Obligations (including, without limitation, the Guaranty Agreement);

         9.10.    IMPAIRMENT OF SECURITY.

                  (a) The validity or effectiveness of any Security Document or its transfer, grant, pledge, mortgage or assignment by the party executing it in favor of the Collateral Agent is impaired;

                  (b) any party to a Security Document asserts that any Security Document is not a legal, valid and binding obligation of it enforceable in accordance with its terms except affected by applicable bankruptcy and insolvency laws and general principles of equity (regardless of whether asserted in a proceeding in law or in equity);

                  (c) the security interest or lien purporting to be created by any of the Security Documents ceases to be or is asserted by any party to any Security Document (other than the Collateral Agent) not to be a valid, perfected lien subject to no liens other than liens not prohibited by this Agreement or any Security Document; or

                  (d) any Security Document is amended, subordinated, terminated or discharged, or any person is released from any of its covenants or obligations except to the extent that the Required Holders expressly consent in writing thereto;

         9.11.    OTHER DEBT DOCUMENTS.

                  The occurrence of an Event of Default under and as defined in the Bond Documents or the Working Capital Facility Agreement;

         9.12.    OTHER DEBT.

         A default with respect to any Debt of the Company or any Subsidiary in an aggregate amount outstanding in excess of $250,000 (or $10,000 if such Debt is held by the Bank or any of its Affiliates), if the effect of such default is to accelerate the maturity of such Debt or to permit the holder thereof to cause such Debt to become due prior to the stated maturity thereof, or if any Debt for borrowed money of the Company or any Subsidiary in an aggregate amount outstanding in excess of $250,000 (or $10,000 if such Debt is held by the Bank or any of its Affiliates) is not paid when due and payable, whether at the due date thereof or a date fixed for prepayment or otherwise (after the expiration of any applicable grace period);

         9.13.    MATERIAL ADVERSE CHANGE.

         The Required Holders in their sole discretion determine in good faith that a material adverse change has occurred in the financial condition of the Company and the Guarantors, taken as a whole, from the financial condition of the Company and the Guarantors, taken as a whole (i) described in the financial statements most recently furnished to the holders of the Notes, (ii) described in the financial statements immediately preceding the financial statements most recently furnished to the holders of the Notes (including, without limitation, the internally prepared financial statements dated December 31, 2000 attached hereto as SCHEDULE 9.13) or (iii) most recently disclosed to the holders of the Notes in any other manner;

         9.14.    IMPAIRMENT OF POSITION.

         The Required Holders in their sole discretion determines in good faith that an event has occurred which materially impairs the prospect of payment of the Obligations and/or the value of the Collateral; or

         9.15.    DEPRECIATION OF COLLATERAL.

         The market value of the Collateral in the aggregate has depreciated as determined by the Required Holders in their reasonable judgment and the Company or Subsidiary, as applicable, fails to provide additional Collateral of a similar type and subject to similar documentation, all in form amount and substance reasonably acceptable to the Required Holders.

         9.16.    COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT.

         A failure by (i) the Company (ii) any Subsidiary of the Company that is a party to the Collateral Agency and Intercreditor Agreement, or (iii) the Bank, to perform its obligations set forth in any provision of the Collateral Agency and Intercreditor Agreement and the continuance of such failure for a period of five (5) Business Days.

10.      REMEDIES ON DEFAULT, ETC.

         10.1.    ACCELERATION.

                  (a) If an Event of Default with respect to the Company described in Section 9.5 has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

                  (b) If any other Event of Default has occurred and is continuing, the Required Holders may, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

                  (c) If any Event of Default described in Section 9.1 has occurred and is continuing, or the Company shall fail to make the offer to prepay the Notes pursuant to Section 6.5(b) or fail to make the prepayment required by Section 6.5, any holder or holders of Notes at the time outstanding affected by such Event of Default or failure may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

         Upon any Notes becoming due and payable under this Section 10.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for).

         10.2.    OTHER REMEDIES.

         If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 10.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in any Financing Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

         10.3.    RESCISSION.

         At any time after any Notes have been declared due and payable pursuant to clause (b) or clause (c) of Section 10.1, the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal due and payable on any Notes other than by reason of such declaration, and all interest on such overdue principal and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Interest Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 15, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 10.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

         10.4.    NO WAIVERS OR ELECTION OF REMEDIES, EXPENSES, ETC.

         No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any other Financing Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 13, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 10, including, without limitation, reasonable Attorneys' Fees, expenses and disbursements.

11.      REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

         11.1.    REGISTRATION OF NOTES.

         The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

         11.2.    TRANSFER AND EXCHANGE OF NOTES.

         Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of EXHIBIT 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2 of the Existing Note Purchase Agreement.

         11.3.    REPLACEMENT OF NOTES.

         Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

                  (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original purchaser or a Qualified Institutional Buyer, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

                  (b) in the case of mutilation, upon surrender and cancellation thereof,

then, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

12.      PAYMENTS ON NOTES.

         12.1.    PLACE OF PAYMENT.

         Subject to Section 12.2, payments of principal and interest becoming due and payable on the Notes shall be made in Fairfield, Ohio at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

         12.2.    HOME OFFICE PAYMENT.

         So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 12.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal and interest by the method and at the address specified for such purpose below your name in SCHEDULE A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section
12.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 11.2. The Company will afford the benefits of this Section
12.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 12.2.

13.      EXPENSES, ETC.

         13.1.    TRANSACTION EXPENSES.

         Whether or not the transactions contemplated by the Financing Documents are consummated, the Company will pay all costs and expenses (including Attorneys' Fees) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of any of the Financing Documents (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under the Financing Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with the Financing Documents, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

         13.2.    SURVIVAL.

         The obligations of the Company under this Section 13 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or any of the other Financing Documents, and the termination of this Agreement.

14.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

         All representations and warranties contained herein shall survive the execution and delivery of the Financing Documents, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to the Financing Documents shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, the Financing Documents embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

15.      AMENDMENT AND WAIVER.

         15.1.    REQUIREMENTS.

         This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of any of Sections 1, 2, 3 and 4 or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and
(b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 10 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or
(iii) amend any of Sections 6, 9.1, 10, 15 and 18.

         15.2.    SOLICITATION OF HOLDERS OF NOTES.

                  (a) SOLICITATION. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 15 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

                  (b) PAYMENT. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes or the Bank as consideration for or as an inducement to the entering into by any holder of Notes or the Bank of any waiver or amendment of any of the terms and provisions hereof or the Bank Loan Agreement unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

         15.3.    BINDING EFFECT, ETC.

         Any amendment or waiver consented to as provided in this Section 15 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term "THIS AGREEMENT" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

         15.4.    NOTES HELD BY COMPANY, ETC.

         Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under any of the Financing Documents, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

16.      NOTICES.

         All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

                           (i) if to you or your nominee, to you or it at the
                  address specified for such communications in SCHEDULE A, or at such other address as you or it shall have specified to the Company in writing,

                           (ii) if to any other holder of any Note, to such
                  holder at such address as such other holder shall have specified to the Company in writing, or

                           (iii) if to the Company, to the Company at its
                  address set forth at the beginning hereof to the attention of the Chief Financial Officer, telecopier: 513-874-1262, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 16 will be deemed given only when actually received.

17.      REPRODUCTION OF DOCUMENTS.

         The Financing Documents and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Restatement Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This
Section 17 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

18.      CONFIDENTIAL INFORMATION.

         For the purposes of this Section 18, "CONFIDENTIAL INFORMATION" means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that

                  (a) was publicly known or otherwise known to you prior to the time of such disclosure,

                  (b) subsequently becomes publicly known through no act or omission by you or any Person acting on your behalf,

                  (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary, or

                  (d) constitutes financial statements delivered to you under
         Section 5.1 that are otherwise publicly available.

You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to:

                           (i) your directors, officers, trustees, employees,
                  agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes),

                           (ii) your financial advisors and other professional
                  advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this
                  Section 18,

                           (iii) any other holder of any Note,

                           (iv) any Institutional Investor to which you sell or
                  offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 18),

                           (v) any Person from which you offer to purchase any
                  Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 18),

                           (vi) any federal or state regulatory authority having
                  jurisdiction over you,

                           (vii) the National Association of Insurance
                  Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio, or

                           (viii) any other Person to which such delivery or
                  disclosure may be necessary or appropriate

                                    (A) to effect compliance with any law, rule,
                           regulation or order applicable to you,

                                    (B) in response to any subpoena or other
                           legal process,

                                    (C) in connection with any litigation to
                           which you are a party, or

                                    (D) if an Event of Default has occurred and
                           is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Financing Documents.

Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 18 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this

Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 18.

19.      MAINTENANCE OF MOST FAVORED LENDER STATUS.

                  (a) If the Company shall enter into any credit agreement or other agreement, or amend or modify any such existing agreement (each such agreement referred to as an "OTHER CREDIT FACILITY"), with one or more financial institutions or other investors which provides financing to the Company or any Subsidiary and which provides for the benefit of the lenders or investors thereunder any financial or other material covenants or events of default which are relatively more favorable to such lenders or investors than the financial and other material covenants provided for in this Agreement, then, and in each and any such event, such more favorable financial and other material covenants and events of default set forth in such Other Credit Facility shall be, and shall be deemed to be, added to this Agreement notwithstanding the provisions of Section 15 and without any further action on the part of the Company or any other Person being necessary or required. The Company will promptly deliver to each holder of Notes a copy of each such Other Credit Facility and each amendment or other modification to or a waiver of any provision of each such Other Credit Facility entered into after March 30, 2001.

                  (b) Except in satisfaction of the conditions constituting the Renewal Condition, the Company may not, without the prior written consent of the Required Holders, amend or modify any of the payment provisions in the Bank Loan Agreement, including, without limitation, the maturity date, any interest rates, required payments, fees or other compensation.

20.      MISCELLANEOUS.

         20.1.    SUCCESSORS AND ASSIGNS.

         All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

         20.2.    PAYMENTS DUE ON NON-BUSINESS DAYS; WHEN PAYMENTS DEEMED
                  RECEIVED.

                  (a) Payments Due on Non-Business Days. Anything in the Financing Documents to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

                  (b) Payments, When Received. Any payment to be made to the holders of Notes hereunder or under the Notes shall be deemed to have been made on the Business Day such payment actually becomes available to such holder at such holder's bank prior to 12:00 noon (local time of such bank).

         20.3.    SEVERABILITY.

         Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

         20.4.    CONSTRUCTION.

         Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

         20.5.    COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

         20.6.    GOVERNING LAW.

         THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

     [REMAINDER OF PAGE INTENTIONALLY BLANK. NEXT PAGE IS SIGNATURE PAGE.]

         If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                                  Very truly yours,

                                                  THE KROLL-O'GARA COMPANY

                                                  By___________________________
                                                  Name:
                                                  Title:


The foregoing is hereby agreed to as of the date thereof:

[PURCHASER]

By________________________________
Name:
Title:

                                   SCHEDULE B

                                  DEFINED TERMS
                                  -------------

         As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

         "ACCEPTABLE BANK" is defined in Section 8.12.

         "AFFILIATE" means any person, partnership, joint venture, company or business entity under common control or having similar equity holders owning at least ten percent (10%) thereof, whether such common control is direct or indirect. All of Person's direct or indirect parent corporations, partners, Subsidiaries, and the officers, shareholders, members, directors and partners of any of the foregoing and persons related by blood or marriage to any of the foregoing will be deemed to be a Person's Affiliates for purposes of this Agreement.

         "AGREEMENT, THIS" is defined in Section 15.3.

         "ALTERNATE LETTER OF CREDIT" means that letter of credit issued by the Bank for the account of the Company and certain Subsidiaries in substitution of the letter of credit issued by PNC Bank, Ohio, National Association in connection with Borrower's $2,300,000 Variable Rate Demand Economic Development Revenue Bonds, Series 1986 (O'Gara Hess & Eisenhardt Armoring Company Limited Partnership Project) in the amount of $1,356,250.

         "ATTORNEYS' FEES" means the reasonable value of the services (and all costs and expenses related thereto) of the attorneys (and all paralegals and other staff employed by such attorneys) employed by any one or more of the holders of the Notes from time to time to: (i) take any action in or with respect to any suit or proceedings (bankruptcy or otherwise) relating to the Collateral or this Agreement or any of the other Financing Documents; (ii) protect, collect, lease or sell, any of the Collateral; (iii) attempt to enforce any lien on any of the Collateral or to give any advice with respect to such enforcement; (iv) enforce any of such holder's rights to collect any of the Obligations; (v) give the holders of the Notes advice with respect to this Agreement or any of the other Financing Documents, including but not limited to advice in connection with any default, workout or bankruptcy; (vi) prepare any amendments, restatements, amendments or waivers to this Agreement or any of the documents executed in connection with any of the Obligations.

         "BANK" means KeyBank National Association, and each other bank or other Person from time to time acting as a lender or other provider of financial accommodations to the Company or any Subsidiary under the Bank Loan Agreement.

         "BANK FACILITY REPAYMENT" is defined in Section 6.5(g).

         "BANK FACILITY REPAYMENT EVENT" is defined in Section 6.5(h).

         "BANK LOAN AGREEMENT" means the Working Capital Facility Agreement so long as the Bank is a party thereto.

         "BANK REDUCTION DATE" is defined in Section 6.1.

         "BOND DOCUMENTS" will mean the Trust Indenture dated as of September 1, 1986 between the County of Butler, Ohio and PNC Bank, Ohio, National Association, executed in connection with the Bonds, the Loan Agreement dated as of September 1, 1986 between O'Gara Hess & Eisenhardt Armoring Company Limited Partnership and the County of Butler, Ohio executed in connection with the Bonds and all other documents executed in connection with the Bonds.


                                  Schedule B-1

         "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or the State of Ohio are required or authorized to be closed.

         "CAPITAL LEASE" means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

         "CAPITAL STOCK" means any class of capital stock, share capital or similar equity interest of a Person.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

         "COLLATERAL" will mean any property, real or personal, tangible or intangible, now or in the future securing the Obligations, including but not limited to the property covered by the Security Documents.

         "COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT" is defined in Section 3.11.

         "COLLATERAL AGENT" means the Bank (or its successor) in its capacity as collateral agent as contemplated by the Collateral Agency and Intercreditor Agreement.

         "COMPANY" is defined in the introductory sentence of this Agreement.

         "COMPLIANCE CERTIFICATE" will mean the Compliance Certificate in the form delivered to the Company by Bank in connection with the Restatement Closing.

         "CONFIDENTIAL INFORMATION" is defined in Section 18.

         "CONSOLIDATED ASSETS" means, at any time, the total assets of the Company and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the Capital Stock and surplus of Subsidiaries.

         "CURRENT FINANCIAL STATEMENTS" means the following financial statements: (a) the Company's internally prepared consolidated balance sheet dated December 31, 2000; and (b) statement of profit, loss and surplus for the period January 1, 2000 through December 31, 2000.

         For the purposes of any future date on which the representations and warranties contained in Section 4 hereof are deemed to be remade, the most current financial statements, tax returns or other documents with respect to the Company or any Guarantor delivered to the holders of the Notes pursuant to
Section 5 above will be deemed the "Current Financial Statements".

         "CURRENT HOLDERS" is defined in Section 1.

         "DEBT" means (i) all obligations (including capitalized lease obligations) which in accordance with generally accepted accounting principles would be shown on a balance sheet as a liability; (ii) all obligations for borrowed money or for the deferred purchase price of property or services; (iii) all guarantees, reimbursement, payment or similar obligations, absolute, contingent or otherwise, under acceptance, letter of credit or similar facilities, and (iv) all obligations for any Swap.

         "DEFAULT" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

                                  Schedule B-2

         "DEFAULT INTEREST RATE" means as of the date of any determination thereof, the Note Interest Rate as of such date, plus four percent (4%).

         "ENVIRONMENTAL CLAIM" means any complaint, citation, claim, notice, information request, order or directive on environmental grounds or under any Environmental Laws.

         "ENVIRONMENTAL LAWS" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

         "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

         "EVENT OF DEFAULT" is defined in Section 9.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time.

         "EXISTING NOTE PURCHASE AGREEMENTS" is defined in Section 1.

         "EXISTING NOTES" is defined in Section 1.

         "FAIR MARKET VALUE" means, at any time and with respect to any property, the sale value of such property that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

         "FINANCING DOCUMENTS" means, collectively, the Note Purchase Agreements, the Notes, the Guaranty Agreement, Collateral Agency and Intercreditor Agreement and each other document or instrument executed by the Company or any Guarantor evidencing or securing the obligations of the Company or any Guarantor set forth in the Agreement, the Notes or the Guaranty Agreement.

         "FLOATING RATE" means, as of any date, a rate of interest equal to the sum of 1.50% plus the Prime Rate applicable on such date.

         "FUNDED DEBT"; "CONSOLIDATED FUNDED DEBT" means all Indebtedness of the Company and its Subsidiaries on a consolidated basis, including any amount which may be considered the current portion of such Indebtedness but excluding Permitted Swap Obligations (as such term is defined in the Collateral Agency and Intercreditor Agreement as in effect on the Restatement Date).

         "FUTURE-ORIENTED INFORMATION" is defined in Section 4.3.

         "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

         "GOVERNMENTAL AUTHORITY" means

         the government of



                                  Schedule B-3
         the United States of America or any state or other political subdivision thereof, or any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or that asserts jurisdiction over any properties of the Company or any Subsidiary, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

         "GUARANTOR" means, at any time, each Person (including, without limitation, the Initial Guarantors) that at such time is a guarantor under the Guaranty Agreement.

         "GUARANTY" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, contingent or otherwise, by such Person:

         to purchase such indebtedness or obligation or any property constituting security therefor;

         to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

         to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

         otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

         "GUARANTY AGREEMENT" is defined in Section 3.10.

         "HAZARDOUS MATERIAL" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

         "HOLDER" means, with respect to any Note, the Person in whose name such
Note is registered in the register maintained by the Company pursuant to Section 11.1.

         "INDEBTEDNESS" means (i) all obligations for borrowed money or for the deferred purchase price of property (including capitalized lease obligations) or services; (ii) all guarantees, reimbursement, payment or similar obligations, absolute, contingent or otherwise, under acceptance, letter of credit or similar facilities, and (iii) all obligations for any Swap.

         "INITIAL GUARANTORS" means each of Corplex, Inc., a New York corporation, Inphoto Surveillance, Inc., an Illinois corporation, Kroll Associates, Inc., a Delaware corporation, Kroll Associates International Holdings, Inc., a



                                  Schedule B-4

Delaware corporation, Kroll Background America, Inc., a Tennessee corporation, Kroll Buchler Phillips, Ltd., an English corporation, Kroll Environmental Enterprises, Inc., a Delaware corporation, Kroll Holdings, Inc., a Delaware corporation, Kroll Information Services, Inc., a Delaware corporation, Kroll Laboratory Specialists, Inc., a Louisiana corporation, Kroll Lindquist Avey, Inc., a Texas corporation, Kroll Schiff & Associates, Inc., a Texas corporation, Kroll-O'Gara Crisis Management Group, Inc., a Virginia company, ITI Limited Partnership, a Texas limited partnership, International Training, Incorporated, a Virginia corporation, O'Gara-Hess & Eisenhardt Armoring Company, a Delaware corporation, O'Gara Satellite Networks, Inc., a Delaware corporation and O'Gara Security International, Inc., a Delaware corporation.

         "INSTITUTIONAL INVESTOR" means (a) any original purchaser of a Note,
(b) any holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

         "INVESTMENT" means any investment, made in cash or by delivery of property, by the Company or any of its Subsidiaries (i) in any Person, whether by acquisition of Capital Stock, Debt or other obligation or Security, or by loan, Guaranty, advance, capital contribution or otherwise, or (ii) in any property.

         "KAI" means Kroll Associates, Inc.

         "KHI" means Kroll Holdings, Inc.

         "LETTERS OF CREDIT" means the letters of credit which the Bank may issue for the benefit of the Company, OGHEAC, KAI and KHI pursuant to the terms of the Bank Loan Agreement, as in effect on the Restatement Date.

         "LIEN" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of Capital Stock, stockholder agreements, voting trust agreements and all similar arrangements).

         "LOAN(S)" means any and all advances of funds under the Bank Loan Agreement or any of the Loan Notes.

         "LOAN NOTES" means any of the promissory notes issued pursuant to the Working Capital Facility Agreement.

         "MATERIAL" means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of any Obligor to perform its obligations under any of the Financing Documents, or (c) the validity or enforceability of any of the Financing Documents.

         "MULTIEMPLOYER PLAN" means any Plan that is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

         "NET WORTH" or "CONSOLIDATED NET WORTH" at any particular time, means the sum of the amounts appearing on a consolidated balance sheet of the Company and its Subsidiaries at such time under shareholder's equity as: (a) the stated value of all outstanding stock, (b) capital, paid-in and earned surplus and (c) cumulative foreign currency translation adjustments.



                                  Schedule B-5

         "NON-QUALIFYING BANK" is defined in Section 8.12.

         "NOTE INTEREST RATE" means, as of the date of any determination thereof, a rate per annum equal to the greater of (a) 8.56% or (b) the Floating Rate as of such date.

         "NOTE PURCHASE AGREEMENTS" is defined in Section 2(c).

         "NOTES" is defined in Section 1.

         "OGHEAC" means O'Gara-Hess & Eisenhardt Armoring Company.

         "OBLIGATIONS" will mean and include all loans, advances, debts, liabilities, obligations, covenants and duties owing to holders of the Notes from the Company of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under this Agreement or the other Financing Documents, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment, participation, purchase, negotiation, discount or otherwise), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising and whether or not contemplated by the Company or the holders of the Notes on the Restatement Date.

         "OBLIGORS" means the Company and each Guarantor.

         "OFFICER'S CERTIFICATE" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

         "ORIGINAL NOTE PURCHASE AGREEMENTS" is defined in Section 1.

         "OTHER PURCHASERS" means, as to any Purchaser, the other purchasers listed on SCHEDULE A.

         "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

         "PERMITTED LIENS" will mean:

                           (i) liens securing the payment of taxes, either not
                  yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which it has set aside on its books adequate reserves to the extent required by generally accepted accounting principles;

                           (ii) deposits under workers' compensation,
                  unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

                           (iii) liens imposed by law, such as carriers'
                  warehousemen's or mechanics' liens, incurred by it in good faith in the ordinary course of business, and liens arising out of a judgment or award against it with respect to which it will currently be prosecuting an appeal, a stay of execution pending such appeal having been secured;

                           (iv) liens in favor of the Collateral Agent;



                                  Schedule B-6

                           (v) reservations, exceptions, encroachments and other
                  similar title exceptions or encumbrances affecting real properties, PROVIDED such do not materially detract from the use or value thereof as used by the owner thereof;

                           (vi) attachment, judgment and similar liens PROVIDED
                  that execution is effectively stayed pending a good faith contest;

                           (vii) liens in favor of the United States or any
                  department or agency thereof in connection with progress payments made to the Company;

                           (viii) liens existing on the Restatement Date and
                  securing Debt of the Company and/or its Subsidiaries referred to in SCHEDULE 4.14 attached hereto; and

                           (ix) purchase money liens securing Debt permitted
                  pursuant to Section 8.1(4) which liens are limited in scope to the property acquired with such Debt.

         "PERSON" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

         "PLAN" means an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

         "PREFERRED STOCK" means, in respect of any corporation, shares of the Capital Stock of such corporation that are entitled to preference or priority over any other shares of the Capital Stock of such corporation in respect of payment of dividends or distribution of assets upon liquidation.

         "PRIME RATE" means the higher of: (i) that interest rate established from time to time by the Bank as the Bank's Prime Rate, whether or not such rate is publicly announced, or (ii) one half of one percent (0.5%) plus the Federal Funds Effective Rate. The Prime Rate may not be the lowest interest rate charged by the Bank for commercial or other extensions of credit. As used herein, the "FEDERAL FUNDS EFFECTIVE RATE" will mean a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for the prior day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the opening quotations for such day for such transactions received by the Bank from three Federal funds brokers of recognized standing selected by it.

         "PROPERTY OR PROPERTIES" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

         "PRO RATA AMOUNT" is defined in Section 6.1.

         "QUALIFIED INSTITUTIONAL BUYER" means any Person who is a "qualified institutional buyer" within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

         "RENEWAL CONDITION" is defined in Section 6.5(i).



                                  Schedule B-7

         "REPORTABLE EVENT" will mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).

         "RESTATEMENT CLOSING" is defined in Section 2.1(b).

         "RESTATEMENT DATE" is defined in Section 2.1(b).

         "REQUIRED HOLDERS" means, at any time, the holder or holders of at least a majority in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

         "RESPONSIBLE OFFICER" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

         "RETIREMENT PLAN" is defined in Section 4.12(a).

         "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

         "SECURITY" has the meaning set forth in Section 2(1) of the Securities Act.

         "SECURITY DOCUMENTS" will mean the agreements, pledges, mortgages, guarantees, or other documents delivered by the Company, any Guarantor or any other person or entity to the Collateral Agent previously, now or in the future to encumber the property of the Company, any Guarantor or any such other person or entity for the benefit of the holders of the Notes, and all amendments thereto and restatements thereof.

         "SENIOR FINANCIAL OFFICER" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

         "SUBSIDIARY" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

         "SWAPS" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

         "TANGIBLE NET WORTH" is defined in Section 8.6.

         "UNITED STATES GOVERNMENTAL SECURITY" is defined in Section 8.12.



                                  Schedule B-8

         "WITHDRAWAL LIABILITY" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

         "WORKING CAPITAL FACILITY AGREEMENT" means that certain Second Amended and Restated Loan Agreement dated as of the Restatement Date, between the Company and the Bank, as may be amended, restated or otherwise modified from time to time, or replaced by a new loan agreement; PROVIDED, that if any such new agreement shall at any time be entered into by the Company, then concurrently therewith the Company shall, unless otherwise agreed by the Required Holders, cause a commercial bank reasonably acceptable to the Required Holders to enter into a new Collateral Agency and Intercreditor Agreement with the holders of the Notes substantially in the form of the Collateral Agency and Intercreditor Agreement.


                                  Schedule B-9